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                                                             Exhibit 16

                      [LETTERHEAD]



September 18, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Unify Corporation and, under the date of May 17, 1996, we reported on the consolidated financial statements of Unify Corporation and subsidiaries as of and for the years ended April 30, 1995 and 1996. On September 3, 1996, our appointment as principal accountants was terminated. We have read Unify Corporation's statements included under
Item 4 of its Form 8-K dated September 6, 1996, and we agree with such statements except that we are not in a position to agree or disagree with Unify Corporation's statement that the "...Audit Committee approved a change in the Company's independent accountants...", nor are we in a position to agree or disagree with Unify Corporation's statement that the "...Company did not consult with Deloitte & Touche during the fiscal years ended April 30, 1995 and April 30, 1996, and the period from May 1, 1996 through August 29, 1996, on any matter which was the subject of any disagreement or any reportable event or on the application of accounting principles to a specified transaction, either completed or proposed."

Very truly yours,



KPMG Peat Marwick LLP